NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
TUESDAY, JUNE 20, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES PRICING OF
2.25% CONVERTIBLE SENIOR NOTES

HOUSTON, June 20, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the pricing of $250 million aggregate principal amount of 2.25% convertible senior notes due 2036 (the “Convertible Notes”) in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933. The Convertible Notes will be convertible into cash and, if applicable, shares of Group 1 common stock, based on an initial conversion price of approximately $59.43 per share. Group 1 has granted to the initial purchasers a 13-day over-allotment option to purchase an additional $37.5 million aggregate principal amount of Convertible Notes.

Interest on the Convertible Notes will be paid semi-annually at a rate of 2.25% per year until June 15, 2016, and at a rate of 2.00% per year thereafter. The Convertible Notes will be redeemable by the Company for cash at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on or after June 20, 2011, but prior to June 15, 2016, in the event that the price of Company’s common stock is at least 130% of the conversion price then in effect over a specified measurement period. In addition, the Convertible Notes will be redeemable by the Company at any time on or after June 15, 2016. Holders of the Convertible Notes will be able to require Group 1 to repurchase their Convertible Notes on June 15, 2016, for cash at 100% of the principal amount to be repurchased plus accrued and unpaid interest, or on each subsequent ten year anniversary until maturity, or upon the occurrence of certain types of fundamental changes. The Convertible Notes offering is expected to close on Monday, June 26, 2006.

The Company intends to use the net proceeds from the issuance of the Convertible Notes to repay a portion of its existing floor plan borrowings under its Credit Facility, which may be re-borrowed; to repurchase up to $50 million of shares of its common stock simultaneously with the offering; and to pay the approximately $31.0 million net cost of the convertible hedge and warrant transactions described below. This stock repurchase replaces the previously announced stock repurchase authorization of $42 million.

In connection with the offering, the Company has entered into convertible note hedge and warrant transactions in respect of its common stock with affiliates of certain of the initial purchasers of the Convertible Notes to increase the effective conversion premium on the Convertible Notes to 50%. These transactions will reduce the potential dilution upon future conversion of the Convertible Notes by providing the Company with the option, subject to certain exceptions, to acquire shares that offset the delivery of newly issued shares upon settlement of conversion of the Convertible Notes. The counterparties to such transactions have advised the Company that they or their affiliates have entered into simultaneously with the pricing of the Convertible Notes, and may enter into shortly after pricing, various derivative transactions with respect to the Company’s common stock. In addition, following pricing of the Convertible Notes, the counterparties or their affiliates may purchase or sell shares of the Company’s common stock in secondary market transactions, or enter into or unwind various derivative transactions relating to the Company’s common stock (including, without limitation, during any observation period relating to any conversion of the Convertible Notes).

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 136 franchises, 33 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.